SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                               (Amendment No. 9)(1)

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37935Y107
                                 --------------
                                 (CUSIP Number)

                                    Copy to:
                                         Stephen A. Cohen, Esq.
Woodland Partners                        Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                         750 Lexington Avenue
Brookville, New York 11545               New York, New York 10022
Telephone (516) 626-3070                 Telephone (212) 735-8600

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                November 1, 1998
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e, 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



                        (Continued on following page(s))

--------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

               The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Woodland Partners
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      151,668 shares                            1.9%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      805,942 shares                            9.8%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      151,668 shares                            1.9%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      805,942 shares                            9.8%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            957,610 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Barry Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          PF, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      617,273 shares                            7.6%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,857,004 shares                         21.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      617,273 shares                            7.6%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,857,004 shares                         21.3%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            2,474,277 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     27.9%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Marilyn Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          PF, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      26,667 shares                             0.3%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      930,943 shares                           11.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      26,667 shares                             0.3%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      930,943 shares                           11.2%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            957,610 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       The Rubenstein Family Limited Partnership
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      10,000 shares                             0.1%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      947,610 shares                           11.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      10,000 shares                             0.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      947,610 shares                           11.4%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            957,610 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       The Marilyn and Barry Rubenstein Family Foundation
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      10,334 shares                             0.1%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      947,276 shares                           11.4%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      10,334 shares                             0.1%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      947,276 shares                           11.4%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            957,610 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Woodland Venture Fund
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      108,334 shares                            1.3%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      849,276 shares                           10.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      108,334 shares                            1.3%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      849,276 shares                           10.3%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            957,610 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Seneca Ventures
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      33,334 shares                             0.4%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      924,276 shares                           11.2%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      33,334 shares                             0.4%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      924,276 shares                           11.2%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            957,610 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Woodland Services Corp.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               New York
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      957,610 shares                           11.6%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      957,610 shares                           11.6%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            957,610 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     11.6%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Brian Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      10,334 shares                             0.1%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      10,334 shares                             0.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            10,334 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      0.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Wheatley Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      1,414,805 shares                         16.5%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      101,862 shares                            1.3%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      1,414,805 shares                         16.5%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      101,862 shares                            1.3%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            1,516,667 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     17.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Wheatley Foreign Partners, L.P.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      101,862 shares                            1.3%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,414,805 shares                         16.5%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      101,862 shares                            1.3%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,414,805 shares                         16.5%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            1,516,667 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     17.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Wheatley Partners, LLC
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                               Delaware
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,516,667 shares                         17.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,516,667 shares                         17.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            1,516,667 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     17.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Wheatley Management Ltd.
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                 Cayman Islands, B.W.I.
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,516,667 shares                         17.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,516,667 shares                         17.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            1,516,667 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     17.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Irwin Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          PF, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      66,667 shares                             0.8%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,516,667 shares                         17.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      66,667 shares                             0.8%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,516,667 shares                         17.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            1,583,334 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     18.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Barry Fingerhut
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          PF, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      66,667 shares                             0.8%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,516,667 shares                         17.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      66,667 shares                             0.8%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,516,667 shares                         17.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            1,583,334 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     18.3%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Seth Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,516,667 shares                         17.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,516,667 shares                         17.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            1,516,667 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     17.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Jonathan Lieber
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          WC, OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      1,516,667 shares                         17.7%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      1,516,667 shares                         17.7%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            1,516,667 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                     17.7%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP
No. 37935Y107                        13D

================================================================================
 1 | Names of Reporting Persons
   | I.R.S. Identification Nos. of Above Persons (Entities Only)
   |                       Rebecca Rubenstein
   |
--------------------------------------------------------------------------------
 2 | Check the Appropriate Box if a Member of a Group*                  (a)  |_|
   |                                                                    (b)  |_|
--------------------------------------------------------------------------------
 3 | SEC Use Only
   |
--------------------------------------------------------------------------------
 4 | Source of Funds*          OO
   |
--------------------------------------------------------------------------------
 5 | Check Box if Disclosure of Legal Proceedings is Required
   | Pursuant to Item 2(d) or 2(e)                                           |_|
--------------------------------------------------------------------------------
 6 | Citizenship or Place of Organization                          United States
   |
--------------------------------------------------------------------------------
                    | 7  |    Sole Voting Power
                    |    |      0 shares                                    0%
      Number of     |-----------------------------------------------------------
       Shares       | 8  |    Shared Voting Power
    Beneficially    |    |      10,334 shares                             0.1%
      Owned By      |-----------------------------------------------------------
        Each        | 9  |    Sole Dispositive Power
      Reporting     |    |      0 shares                                    0%
       Person       |-----------------------------------------------------------
        With        | 10 |    Shared Dispositive Power
                    |    |      10,334 shares                             0.1%
--------------------------------------------------------------------------------
11 | Aggregate Amount Beneficially Owned By Each Reporting Person
   |                            10,334 shares
   |
--------------------------------------------------------------------------------
12 |  Check Box if the Aggregate Amount in Row (11) excludes Certain Shares* |_|
   |
--------------------------------------------------------------------------------
13 |  Percent of Class Represented by Amount in Row (11)
   |                                                                      0.1%
   |
--------------------------------------------------------------------------------
14 |  Type of Reporting Person*
   |                                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

        This statement, dated November 1, 1998 constitutes Amendment No. 9 to the Schedule 13D, dated February 1, 1995, regarding the reporting persons ownership of certain securities of Global Telecommunication Solutions, Inc. (the "Issuer").

        The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

        This Amendment No. 9 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the reporting persons. Accordingly, it shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 3.        Source and Amounts of Funds or Other Consideration.

        As of November 1, 1998, Barry Rubenstein, among certain other investors, acquired 96,799 shares of Common Stock and $273,913 of a $1,000,000 promissory note from J. Mark Rubenstein (J. Mark Rubenstein is a former director and officer of the Issuer) for $157,500. The Issuer offered each holder of a portion of the Promissory Note, to convert his or her portion of the Promissory Note into shares of Common Stock of the Issuer at a conversion rate of 1 share for each $1.23 in principal amount converted. Barry Rubenstein delivered $273,913 in principal to the Issuer which was converted into 222,693 shares of Common Stock of the Issuer.

        Barry Rubenstein used personal funds to acquire the securities.

ITEM 4.        Purpose of Transaction.

               The reporting persons acquired their securities for purposes of investment. Other than the reporting persons' purchase or sale of additional securities of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs
(a) through (j) of Item 4 of Schedule 13D except as set forth herein.

ITEM 5.        Interests in Securities of the Issuer.

        (a) The following list sets forth the aggregate number and percentage (based on (i) 8,007,829 shares of Common Stock outstanding as reported in the Issuer's private placement offering dated September 17, 1998, plus (ii) the private placement of 1,198,000 shares of the Issuer's Common Stock on October 1, 1998, plus (iii) 813,008 shares of the Issuer's Common Stock issued for the Promissory Note as of November 1, 1998) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of November 1, 1998:

                                               Shares of              Percentage of Shares
                                             Common Stock                of Common Stock
Name                                      Beneficially Owned(1)          Beneficially Owned(1)
----                                      ---------------------          ---------------------
Woodland Partners                               957,610(2)                    11.6%
Barry Rubenstein                              2,474,277(3)                    27.9%
Marilyn Rubenstein                              957,610(4)                    11.6%
The Rubenstein Family Limited Partnership       957,610(5)                    11.6%
The Marilyn & Barry Rubenstein Family Foundation957,610(6)                    11.6%
Woodland Venture Fund                           957,610(7)                    11.6%
Seneca Ventures                                 957,610(8)                    11.6%
Woodland Services Corp.                         957,610(9)                    11.6%
Brian Rubenstein                                 10,334(10,13)                    *
Wheatley Partners, L.P.                       1,516,667(11)                   17.7%

--------
    *   Less than 1%.

   (1) Includes shares of Common Stock issuable upon the exercise of the Warrants, the Offering Warrants, Conversion Warrants, the Option, 1997 Consulting Option, the Private Placement Warrants, the 1997 Warrants, and the 1998 Option.
   (2) Includes 66,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants and 13,334 shares of Common Stock issuable upon exercise of the Offering Warrants. Woodland Partners disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.
   (3) Includes 387,549 shares of Common Stock owned individually by Barry Rubenstein, 103,333 shares of Common Stock held in his IRA Rollover account, 18,057 shares of Common Stock issuable upon the exercise of the Conversion Warrants, 33,334 shares of Common Stock issuable upon the exercise of the Option, 25,000 shares of Common Stock issuable upon the exercise of the 1997 Consulting Option, and 50,000 shares of Common Stock issuable upon the exercise of the 1998 Option. Mr. Rubenstein disclaims beneficial ownership of the rest of the securities except to the extent of his equity interest therein.
   (4) Includes 26,667 shares of Common Stock owned individually by Marilyn Rubenstein. Mrs. Rubenstein disclaims beneficial ownership of the rest of the securities except to the extent of her equity interest therein.
   (5) Includes 10,000 shares of Common Stock owned individually by the Rubenstein Partnership. The Rubenstein Partnership disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.
   (6) Includes 10,334 shares of Common Stock owned by the Foundation. The Foundation disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.
   (7) Includes 33,334 shares of Common Stock issuable upon the exercise of the Private Placement Warrants and 75,000 shares of Common Stock owned by the Fund. The Fund disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.
   (8) Includes 33,334 shares of Common Stock issuable upon the exercise of the Private Placement Warrants. Seneca disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.
   (9) Services disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.
   (10) Consists of 10,334 shares of Common Stock owned by the Foundation.
   (11) Includes 866,472 shares of Common Stock, 313,333 shares of Common Stock issuable upon the exercise of the Private Placement Warrants and 235,000 shares of Common Stock issuable upon the exercise of the 1997 Warrants. Wheatley disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

Wheatley Foreign Partners, L.P.               1,516,667(12)                   17.7%
Wheatley Partners, LLC                        1,516,667(13)                   17.7%
Wheatley Management Ltd.                      1,516,667(13)                   17.7%
Irwin Lieber                                  1,583,334(13,14)                18.3%
Barry Fingerhut                               1,583,334(13,15)                18.3%
Seth Lieber                                   1,516,667(13)                   17.7%
Jonathan Lieber                               1,516,667(13)                   17.7%
Rebecca Rubenstein                               10,334(10,13)                    *


               (b) Woodland Partners has sole power to vote and to dispose of 151,668 shares of Common Stock (which includes shares issuable upon the exercise of the Warrants, the Offering Warrants and the Private Placement Warrants), representing approximately 1.9% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 805,942 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Private Placement Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 9.8% of the outstanding Common Stock.

                      Barry Rubenstein, by virtue of being a general partner of Woodland Partners, the Rubenstein Partnership, the Fund and Seneca, a trustee of the Foundation, a member and an officer of Wheatley LLC, and husband of Marilyn Rubenstein, may be deemed to have shared power to vote and to dispose of 1,857,004 shares of Common Stock (including shares issuable upon the exercise of the Private Placement Warrants, the Offering Warrants and the 1997 Warrants) representing approximately 21.3% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 617,273 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 7.6% of the outstanding Common Stock.

                      Marilyn Rubenstein, by virtue of being a general partner of Woodland Partners and the Rubenstein Partnership, a trustee of the Foundation, and wife of Barry Rubenstein, may be deemed to have shared power to vote and to dispose of 930,943 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants, the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 11.2% of the outstanding Common Stock. Marilyn Rubenstein has sole power to vote and to dispose of 26,667 shares of Common Stock, representing approximately 0.3% of the outstanding Common Stock.

--------
   (12) Includes 66,862 shares of Common Stock, 20,000 shares of Common
        Stock issuable upon the exercise of the Private Placement Warrants and 15,000 shares of Common Stock issuable upon the exercise of the 1997 Warrants. Wheatley Foreign disclaims beneficial ownership of the rest of the securities except to the extent of its equity interest therein.

   (13) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

   (14) Includes 66,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by Irwin Lieber.

   (15) Includes 66,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants owned by Barry Fingerhut.

                      The Rubenstein Partnership has the sole power to vote and to dispose of 10,000 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 947,610 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants, the Conversion Warrants, the Offering Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 11.4% of the outstanding Common Stock.

                      The Fund has sole power to vote and to dispose of 108,334 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants), representing approximately 1.3% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 849,276 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Private Placement Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 10.3% of the outstanding Common Stock.

                      Seneca has sole power to vote and to dispose of 33,334 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.4% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 924,276 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Private Placement Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 11.2% of the outstanding Common Stock.

                      The Foundation has sole power to vote and dispose of 10,334 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 947,276 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Private Placement Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 11.4% of the outstanding Common Stock.

                      Services may be deemed to have shared power to vote and to dispose of 957,610 shares of Common Stock (which includes shares issuable upon the exercise of the Conversion Warrants, the Offering Warrants, the Private Placement Warrants, the Option, the 1997 Consulting Option and the 1998 Option), representing approximately 11.6% of the outstanding Common Stock.

                      Brian Rubenstein, by virtue of being a trustee of the Foundation, may be deemed to have shared power to vote and to dispose of 10,334 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock.

                      Rebecca Rubenstein, by virtue of being a trustee of the Foundation, may be deemed to have shared power to vote and to dispose of 10,334 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock.

                      Wheatley Partners, L.P. has sole power to vote and to dispose of 1,414,805 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 16.5% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 101,862 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 1.3% of the outstanding Common Stock.

                      Wheatley Foreign Partners, L.P. has sole power to vote and to dispose of 101,862 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 1.3% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 1,414,805 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 16.5% of the outstanding Common Stock.

                      Wheatley Partners, LLC may be deemed to have shared power to vote and to dispose of 1,516,667 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 17.7% of the outstanding Common Stock.

                      Wheatley Management Ltd. may be deemed to have shared power to vote and to dispose of 1,516,667 shares of Common Stock (which includes shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 17.7% of the outstanding Common Stock.

                      Irwin Lieber, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 1,516,667 shares of Common Stock (including shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 17.7% of the outstanding Common Stock. Irwin Lieber has sole power to vote and to dispose of 66,667 shares of Common Stock (which consists of shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.8% of the outstanding Common Stock.

                      Barry Fingerhut, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 1,516,667shares of Common Stock (including shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately17.7% of the outstanding Common Stock. Barry Fingerhut has sole power to vote and to dispose of 66,667 shares of Common Stock (which consists of shares issuable upon the exercise of the Private Placement Warrants), representing approximately 0.8% of the outstanding Common Stock.

                      Seth Lieber, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 1,516,667 shares of Common Stock

(including shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 17.7% of the outstanding Common Stock.

                      Jonathan Lieber, by virtue of being a member and an officer of Wheatley LLC, may be deemed to have shared power to vote and to dispose of 1,516,667 shares of Common Stock (including shares issuable upon the exercise of the Private Placement Warrants and the 1997 Warrants), representing approximately 17.7% of the outstanding Common Stock.

               (c) The following is a description of all transactions in the securities of the Issuer by the reporting persons identified in Item 2 of this
Schedule 13D effected from October 2, 1998 through November 1, 1998, inclusive:

               As of November 1, 1998, Barry Rubenstein acquired 96,799 shares of Common Stock and $273,913 of the Promissory Note from J. Mark Rubenstein for $157,500. The Issuer offered each holder of a portion of the Promissory Note, to convert his or her portion of the Promissory Note into shares of Common Stock of the Issuer at a conversion rate of 1 share for each $1.23 in principal amount converted. Barry Rubenstein delivered $273,913 in principal to the Issuer which was converted into 222,693 shares of Common Stock of the Issuer.

               (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

               (e) Not applicable.


ITEM 6.        Contracts, Arrangements, Understandings or
               Relationships with Respect to Securities of the Issuer.

               (j) Each of Barry Rubenstein, Marilyn Rubenstein, the Foundation, Woodland Partners, the Fund, Seneca Ventures, Wheatley Partners and Wheatley Foreign Partners entered into a lock-up agreement, each dated June 10, 1997 (the "Lock-up Agreement"), with GKN Securities Corp., the managing underwriter of the public offering of 2,875,000 shares of the Issuer's Common Stock (including 375,000 shares of Common Stock issued upon the exercise of the over-allotment option).

               The Lock-up Agreement provides that for a period of five years, commencing on the effective date of the Registration Statement, the Underwriter shall have the right to purchase for its account or to sell for the account of such shareholders any shares of Common Stock sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

               None of the shares of Common Stock included in Item 5(c) of this
Schedule 13D are subject to the Lock-up Agreement.

               (k) Except for the circumstances discussed or referred to in paragraphs (a) through (j), there are no contracts, arrangements, understandings, or relationships with respect to the securities of the Issuer among any of the persons reporting in this Schedule 13D.

                                           SIGNATURE
        After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, correct and complete.

Date: December 22, 1998               WOODLAND PARTNERS

                               By: Barry Rubenstein
                                   ----------------------------------------
                                   Barry Rubenstein, a General Partner

                               SENECA VENTURES

                               By: Barry Rubenstein
                                   ----------------------------------------
                                   Barry Rubenstein, a General Partner

                               WOODLAND VENTURE FUND

                               By: Barry Rubenstein
                                   ----------------------------------------
                                   Barry Rubenstein, a General Partner

                               WOODLAND SERVICES CORP.

                               By: Barry Rubenstein
                                   ----------------------------------------
                                   Barry Rubenstein, President

                               THE RUBENSTEIN FAMILY
                               LIMITED PARTNERSHIP

                               By: Barry Rubenstein
                                   ----------------------------------------
                                   Barry Rubenstein, a General Partner

                               THE MARILYN AND BARRY RUBENSTEIN
                               FAMILY FOUNDATION

                               By: Barry Rubenstein
                                   ----------------------------------------
                                   Barry Rubenstein, a Trustee

                               WHEATLEY PARTNERS, L.P.
                               By: Wheatley Partners LLC, General Partner

                               By: Barry Rubenstein
                                   ----------------------------------------
                                   Barry Rubenstein, Chief Executive Officer

                               WHEATLEY FOREIGN PARTNERS, L.P.
                               By: Wheatley Partners LLC, General Partner

                               By: Barry Rubenstein
                                   ----------------------------------------
                                      Barry Rubenstein, Chief Executive Officer

                               WHEATLEY PARTNERS LLC

                               By: Barry Rubenstein
                                   ----------------------------------------
                                      Barry Rubenstein, Chief Executive Officer

                               WHEATLEY MANAGEMENT LTD.

                               By: Irwin Lieber
                                   ----------------------------------------
                                   Irwin Lieber, President

                               Barry Rubenstein
                               ----------------------------------------
                               Barry Rubenstein

                               Marilyn Rubenstein
                               ----------------------------------------
                               Marilyn Rubenstein

                               Irwin Lieber
                               ----------------------------------------
                               Irwin Lieber

                               Barry Fingerhut
                               ----------------------------------------
                               Barry Fingerhut

                               Seth Lieber
                               ----------------------------------------
                               Seth Lieber

                               Jonathan Lieber
                               ----------------------------------------
                               Jonathan Lieber

                                           *
                               ----------------------------------------
                                     Brian Rubenstein

                                           *
                               ----------------------------------------
                                     Rebecca Rubenstein



* Barry Rubenstein
----------------------------------------
   Barry Rubenstein, Attorney-in-Fact


















ATTENTION:            INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
                      CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C.
                      1001).